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                                                                    EXHIBIT 10.3


                          REAL ESTATE OPTION AGREEMENT

         This Real Estate Option Agreement (the "Agreement") is made and entered into as of April 25, 2000 (the "Effective Date"), by and among GRAND CASINOS NEVADA I, INC., a Minnesota corporation ("Seller"); METROPLEX - LAKES, LLC, a Minnesota limited liability company ("Buyer"); and METROPLEX, LLC, a Nevada limited liability company ("Metroplex").

                                  INTRODUCTION

         A. Shark Club. Seller is the Tenant under that certain Ground Lease with MacGregor Income Properties West I, a Nevada general partnership, dated as of July 31, 1996, and subsequently amended by a First Amendment dated November 26, 1997, and a Second Amendment dated April 9, 1999 (the "Shark Club Lease"), which covers the real property legally described and designated as Parcel A on EXHIBIT A attached hereto and hereby made a part hereof (the "Shark Club Property"). The Shark Club Lease contains a purchase or "call" option that was exercised by Seller on April 9, 1999, which requires a closing of such purchase by Seller on or before January 10, 2001, all as further set forth in the Shark Club Lease.

         B. Travelodge. Seller is the Tenant under that certain Lease Agreement, dated as of June 17, 1996, by and between the Brooks Family Trust and Nevada Brooks Cook, as Landlord; and Cloobeck Enterprises (a California corporation) and Seller, as Tenants for a 99-year period (the "Travelodge Lease"), which covers the property legally described and designated as Parcel B on EXHIBIT A attached hereto (the "Travelodge Property"). Cloobeck Enterprises has assigned its interest in the Travelodge Lease to Seller, who also has an option to purchase the fee interest in the Travelodge Property, including all improvements thereon, during the 20th year of the Travelodge Lease for a fixed purchase price of $30,000,000, all as further set forth in the Travelodge Lease.

         C. Polo Property. Seller is the fee owner of certain real property in Clark County, Nevada, commonly known as the Polo Plaza Shopping Center located at 3755 Las Vegas Boulevard South in Clark County, Las Vegas, Nevada and legally described and designated as Parcel C on EXHIBIT A attached hereto (the "Polo Property").

         D. Contribution Agreement and Cable Property. In accordance with terms and conditions set forth in that certain Joint Contribution Agreement, dated as of the Effective Date, by and among Buyer, Seller, Metroplex and Lakes Gaming, Inc., a Minnesota corporation (the "Contribution Agreement"), Seller and Metroplex have agreed to form Buyer as Buyer's initial equity members; and Seller has agreed to grant to Buyer the right and option to purchase all of Seller's right, title and interest in and to the Shark Club Property, the Travelodge Property and the Polo Property on the terms set forth in this Agreement. The Shark Club Property, the Travelodge Property and the Polo Property are hereinafter collectively referred to as the "Option Property." The Contribution Agreement also provides for Seller's assignment to Buyer of certain options to purchase two contiguous parcels described in the Contribution Agreement as the "Cable Property," when and if Buyer acquires such options with the consent of




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Metroplex, as provided in the Contribution Agreement. Pursuant to the terms and conditions of the Contribution Agreement, Metroplex has agreed to develop the Option Property and the Cable Property for Buyer.

         E. Purpose and Named Parcels. Seller, Buyer and Metroplex desire to enter into this Agreement for the purposes set forth in the Contribution Agreement, and to provide for Seller's grant to Buyer of an option to purchase some or all of the Option Property from Seller, either (1) as one or more of Parcels A, B and C thereof (the "Named Parcels"); or (2) as one or more portions of such Named Parcels, as identified in Exhibit A as "assessor's parcels" (hereinafter an "Assessor's Parcel").

                                    AGREEMENT

         NOW THEREFORE, in consideration of the facts recited above and other good and valuable consideration, including but not limited to the agreements of the parties set forth in the Contribution Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                              DUE DILIGENCE PERIOD

         1.1 Contingency Period. Buyer and Metroplex shall have sixty (60) days from the later of the Effective Date or the date on which Metroplex has received all documentation required to be delivered to Metroplex pursuant to Section 2(a) of the Contribution Agreement and Section 1.2 of this Agreement (the "Contingency Period") to (a) satisfy themselves as to the status of title to the Option Property; (b) review any and all exceptions to title as set forth in the commitment (file Number 20710RM) for an ALTA owners policy issued by Lawyers Title of Nevada, dated February 18, 2000 (the "Preliminary Title Report"), which has been delivered to Metroplex; and an ALTA survey to be delivered by Seller to Buyer and Metroplex pursuant to Section 1.2, including but not limited to, all covenants, conditions, restrictions, reservations, easements, rights-of-way, corridors, rights to purchase, rights to view, improvement districts, special assessments, liens and other matters of record; (c) review any existing matters that are or would be shown on such an ALTA survey of the Option Property, including but not limited to easements, encroachments, location of utilities, location of buildings and parking areas; (d) review and approve any other existing information relating to the Option Property, such as real estate tax information, zoning, permitting, variance and use permit applications, signage agreements, and any and all other existing information that can be obtained from Seller or any governmental agency, whether local, county, state, federal or quasi-public, having jurisdiction over the Option Property; (e) satisfy itself as to the environmental condition of the Option Property through an environmental survey, any soil borings required thereby, and a review of any and all other information relating to the environmental condition of the Option Property including but not limited to any existing Phase I reports, results of previous soil borings and asbestos surveys (if any such reports, surveys and information are currently in the possession of Seller or any of its "Affiliates" (as defined in the Member Control Agreement). Buyer, Seller or Metroplex may, in its sole discretion, extend the



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Contingency Period for up to thirty (30) days if for any reason such ALTA survey is not delivered to them within thirty-five (35) days after the Effective Date. Except for the cost of title evidence provided by Seller pursuant to Section
1.2, any investigation undertaken by Metroplex under this Section 1.1, including without limitation any environmental survey and new soil borings, shall be done at the expense of Metroplex, and shall be treated as a Development Cost under
Section 8(c) of the Contribution Agreement.

         1.2 Seller's Cooperation. Seller agrees to cooperate with Buyer and Metroplex in all respects to immediately supply Buyer and Metroplex with the title evidence described in Section 2(a) of the Contribution Agreement and any and all other information that Seller or any of its Affiliates has in its possession relating to the Option Property, including without limitation copies of existing leases, environmental reports, surveys and copies of other transitional documents affecting the Option Property. In addition, Seller shall disclose immediately to Buyer and Metroplex all information that is relevant and material to the Option Property and becomes known to Seller during the Contingency Period and thereafter during the term of this Agreement. The ALTA owners title insurance commitment and ALTA survey delivered by Seller pursuant to Section 2(a) of the Contribution Agreement shall be obtained at Seller's expense, shall cover all of the Option Property and copies of all documents referred to therein shall also be delivered to Metroplex and Buyer. Such ALTA survey shall be in ASCM form and reasonably acceptable to Lawyers Title of Nevada, the insurer issuing such commitment.

         1.3 Objections by Buyer or Metroplex. Buyer and/or Metroplex shall, within the Contingency Period, notify Seller in writing of any objections Metroplex or Buyer has to matters set forth in Section 1.1 that adversely affect either the title, physical condition or fair market value of the Option Property ("Objections"). In the event Metroplex or Buyer does not so notify Seller in writing within the Contingency Period, Metroplex and Buyer shall be deemed to have approved or waived any and all Objections.

         In the event Metroplex or Buyer so notifies Seller of any Objections within the Contingency Period, Seller shall have sixty (60) days from its receipt of such notice (the "Cure Period") to cure or otherwise satisfy the Objections of Metroplex and Buyer. In the event Seller is unable to satisfy any such Objections within such Cure Period, then Metroplex, at its option, shall
(a) wholly or partially terminate this Agreement pursuant to Section 1.5; (b) waive the Objections (if any) of Metroplex and Buyer; or (c) if such cure is expected to take longer than such Cure Period, waive in writing its right to terminate this Agreement, if Seller agrees in writing to complete such cure at Seller's expense before Buyer exercises any purchase option under this Agreement with respect to any parcel(s) subject to such Objections.

         1.4 Condition of Property and Title. If Metroplex has not wholly terminated this Agreement upon expiration of the Contingency Period (including any extension thereof) and the Cure Period (if any), Metroplex expressly agrees to accept the physical condition, title and fair market value of such portion of the Option Property as to which this Agreement has not been terminated, including such land, improvements and personal property on a "as-is, where-is" basis, "with all faults," subject to (a) any agreement in




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writing by Seller to cure any Objections after the Cure Period, and (b) any representations and warranties of Seller that are expressly stated herein. Without limiting the generality of the foregoing, Seller makes no warranty, express or implied, of fitness of the physical condition of any land, improvements or personal property for a specific purpose, nor as to marketability of title to the Option Property as of the Effective Date, except as otherwise specifically set forth in this Agreement.

         1.5 Metroplex's Right to Wholly or Partially Terminate. Notwithstanding anything to the contrary in this Agreement or in the Contribution Agreement, Buyer and Seller agree that Metroplex shall have the right and option, in its absolute discretion, to terminate this Agreement (or any portion of Buyer's purchase option hereunder with respect to one or more of the Named Parcels) at any time within the Contingency Period or, if applicable, the Cure Period, based on any Objection affecting such a parcel that (a) is not acceptable to Metroplex, and (b) has not been either timely cured by Seller to the reasonable satisfaction of Metroplex or required to be cured thereafter pursuant to a written agreement by Seller under Section 1.3. If this Agreement is terminated under this Section 1.5, with respect to all of the Option Property, the Joint Contribution Agreement shall be automatically terminated and Buyer shall be promptly dissolved pursuant to the Member Control Agreement.

                                    ARTICLE 2
                                 GRANT OF OPTION

         2.1 Grant of Option and Term. Seller hereby grants Buyer an option to purchase the Shark Club Property, the Travelodge Property, and/or the Polo Property (or any Assessor's Parcel portion thereof) at any time during a period of two (2) years from and after the Effective Date, subject to any partial or complete earlier termination pursuant to this Agreement or the Contribution Agreement (the "Option Period"). Buyer may exercise its option to purchase one or more parcels of the Option Property at any time during the Option Period by giving written notice of its intent to exercise its option to Seller, which written notice (an "Exercise Notice") will contain, at a minimum, the following information: (a) the designation of the Named Parcel(s) or Assessor's Parcel(s) to be purchased (a "Purchased Property"); (b) a closing date and time (a "Closing Date"), which shall be no later than one hundred eighty (180) days after the date of the written notice; and (c) an acknowledgment setting forth the purchase price (the "Purchase Price") to be paid for the Purchased Property pursuant to this Agreement.

         2.2 Approval of Development Project. Notwithstanding anything contained herein to the contrary, no purchase option may be exercised by Buyer hereunder until Seller and the Board of Governors shall have first approved, in writing and in advance of any commitment by Buyer, such option exercise and a proposed legally binding agreement providing for Buyer's lease or sale to a prospective primary tenant or purchaser upon completion of the development project for which such Purchased Property is being purchased by Buyer (which agreement must become binding before any such exercise); provided, however, that such proposal shall be either approved or disapproved by Seller and Buyer's Board of Governors within ten (10) "Business Days"




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(as that term is defined in the Contribution Agreement) after such proposal is submitted to Seller and Buyer along with all material information needed to make such determination. Such approval shall not be unreasonably withheld by Seller (regardless of any conflicting economic interest of Seller) or Buyer's Board of Governors if the development project satisfies reasonable real estate investment criteria, such as the following, as shall be determined in good faith by the mutual agreement of Seller and Metroplex: (a) the proposed primary tenant is sufficiently creditworthy that such tenant's proposed lease with Buyer would be "bondable" (as that term is used in the real estate financing industry) or would have sufficient cash or equity enhancements to make the lease financeable on reasonable terms; (b) the tenant or purchaser under a proposed lease or sale would not compete with existing tenants and would not diminish the value of any parcel of the Option Property, to the extent such existing tenants will remain in place along with the proposed tenant or purchaser; (c) if the proposed lease or sale does not include a major part of the Option Property, it would add to the "synergy" of the Option Property and the Cable Property by increasing the value of the remainder parcels thereof; and (d) the proposed lease or sale would provide Buyer with a minimum return (upon sale or refinancing) of at least 15% above Buyer's Purchase Price determined under Section 2.4 for the land to be leased.

         2.3 Dispute Resolution. If any dispute arises between Seller and Metroplex, or between Metroplex and Buyer, concerning whether any requested approval by Seller or Buyer's Board of Governors of a proposed development agreement has been unreasonably withheld or delayed for more than the ten-day period permitted under Section 2.2, such dispute shall be resolved by arbitration in the manner provided in Article 17 of that certain Member Control Agreement dated as of the Effective Date and executed by and between Seller and Metroplex, with respect to Buyer (the "Member Control Agreement").

         2.4 Purchase Price. The aggregate purchase price for all of the parcels included in the Option Property shall be $75,000,000, subject to any reduction required by Section 3.2 (the "Aggregate Purchase Price"). The Aggregate Purchase Price shall be allocated among the Named Parcels of the Option Property as follows; and each such amount shall be the "Purchase Price" for the Named Parcel indicated:

             (a)  $25,000,000 for the Shark Club Property (Parcel A),

             (b)  $25,000,000 for the Travelodge Property (Parcel B), and

             (c)  $25,000,000 for the Polo Property (Parcel C).

         If and when Buyer purchases the Travelodge Property, Buyer shall assume Seller's obligations to pay the rentals due under the Travelodge Lease, after Seller's rights to Parcel B are purchased by Buyer; and Buyer shall have the right and option to pay the purchase price to the holder of the fee interest upon any exercise of the fee interest purchase option included with the Travelodge Lease during the 20th year of its term and thereby terminate the Travelodge Lease; and Seller shall not have any obligation to pay




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any such rentals or such purchase option price after Buyer purchases the
Travelodge Property.

         If one or more Assessor's Parcels that are a portion of any Named Parcel becomes a Purchased Property due to the exercise of Buyer's purchase option for such Assessor's Parcel(s), but less than all of such Named Parcel, then the portion of the Aggregate Purchase Price applicable to such Purchased Property (also, a "Purchase Price") shall be that fraction of $25,000,000 which is equal to the ratio of the number of acres in such Purchased Property to the total number of acres in such Named Parcel.

         The Purchase Price for any Purchased Property shall be paid in cash, certified check, bank draft or wired funds in immediately available in United States federal funds (or on other terms accepted in writing by Seller), on the Closing Date for that Purchased Property as set forth in the Exercise Notice.

         In the event that Buyer fails to close on the Purchased Property as set forth in the Exercise Notice, then Seller shall have the right and option to either pursue its remedies for such failure, or terminate in writing Buyer's Exercise Notice to purchase such Purchased Property hereunder and, in the latter case, Seller shall be fully released and discharged from any further liability or obligation with respect to such Exercise Notice, and Buyer's option to purchase any parcel of the Option Property that has not been purchased by Buyer shall continue for the remainder of the Option Period, except to the extent such option is otherwise wholly or partially terminated pursuant to this Agreement or the Contribution Agreement.

         2.5 Seller's Right to Terminate. Seller shall have the right and option to terminate this Agreement, or Buyer's purchase option rights hereunder with respect to certain parcels of the Option Property, at any time during the Option Period, to the extent expressly provided for in Section 2(b) of the Contribution Agreement in the event of a Casino Project Termination (as defined therein), subject to the right of Metroplex to receive any termination fee due Metroplex in such event pursuant to Section 2(c) of the Contribution Agreement, or to match any "Casino Offer" as described in Section 2(b)(v) of the Contribution Agreement.

                                    ARTICLE 3
                  CLOSING COSTS, PRO-RATIONS AND BROKERAGE FEES

         3.1 Closing Costs and Pro-rations. Buyer and Seller agree to the following pro-rations and allocation of closing costs relating to the payment of the applicable portion of the Aggregate Purchase Price in the event of the purchase of any Purchased Property hereunder:

             (a) Title Evidence and Closing Fee. Seller will pay all costs for preparing an updated ALTA title insurance commitment and survey with respect to the Purchased Property, including updating the abstract of title, and Seller will pay the cost of any premium for the title policy and the costs of any special




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         endorsements reasonably required by Buyer or Metroplex. Buyer and
         Seller will share equally in the cost of the usual and customary closing fees payable in connection with a purchase transaction settled in Clark County, Nevada.

             (b) Transfer Tax. Seller will pay all deed tax and/or property transfer taxes required by the local, state, or other governmental agency to record the conveyance and transfer of the Purchased Property, including all real and personal property included therein, to Buyer.

             (c) Real Estate Taxes/Special Assessments/Supplemental Taxes. On the Closing Date, Seller will pay all real estate taxes and special assessments due and payable in the years or other periods prior to the Closing Date, or existing as of the Closing Date, with respect to the Purchased Property. Seller shall also pay, on the Closing Date, all remaining unpaid installments of such special assessments. Buyer and Seller, on the Closing Date, shall prorate the real estate taxes and, if assessed, any supplemental taxes due and payable in the year of closing, such pro-ration to be on the basis of a calendar year. Seller shall also pay any real estate taxes that are legally assessed against the Purchased Property after the Closing Date, but should have been assessed and paid before the Closing Date,

             (d) Lease Payments, Expenses and Income. If the Purchased Property is the Travelodge Property, Buyer and Seller will prorate, as of the Closing Date, all rent, prepaid insurance premiums and all other sums required to be paid by Seller under the Travelodge Lease to the Closing Date. Buyer will receive the right to any remaining security deposits, prepaid insurance policies and prepaid rent paid by Seller or its predecessors under the Travelodge Lease before the Closing Date.

             However, if the Purchased Property is the Shark Club Property, the Shark Club Lease will be terminated, the landlord's interest in the Shark Club property shall be purchased by Seller from the landlord at Seller's expense and prior to any closing hereunder with respect to any portion of the Shark Club Property, Seller shall convey its interest and the interest of such landlord to Buyer, and Buyer shall not be responsible for any cost of Seller's purchase from such landlord or any encumbrance created by Seller or any of its Affiliates, or permitted by Seller to be created by others, on or after February 18, 2000, with respect to the Shark Club Property.

             Except as specifically provided above, all carrying costs (other than real estate taxes) described in Section 8(a) of the Contribution Agreement and payable by Seller with respect to the Purchased Property for the year in which the Closing Date occurs shall be pro-rated between Buyer and Seller, based on that calendar year.




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             All rent and other income receivable by Seller with respect to the
         Purchased Property for the year in which the Closing Date shall be pro-rated between Buyer and Seller, based on that calendar year; Seller shall pay to Buyer the amount of any security deposits and prepaid rent held by Seller with respect to the Purchased Property, and Buyer shall assume all responsibility to Seller's tenants with respect to any such security deposits or prepaid rent; provided, however, that any such security deposits and prepaid rent shall have been paid to Buyer by Seller.

         3.2 Brokerage Commission. Any and all commissions due in connection with this Agreement will be paid by Seller in accordance with that certain written commission agreement between Seller and David Atwell, except that, to the extent Seller negotiates any reduction in such commission, Seller will reduce the Aggregate Purchase Price by the amount of that reduction; and any such reduction shall be allocated equally among the Named Parcels. Metroplex and/or one or more of its members, Affiliates, employees, consultants and agents are licensed real estate brokers in Nevada and California, and this sentence is provided by Metroplex as a disclosure required by law.

                                    ARTICLE 4
                          CONTROL OF OPTIONED PROPERTY

         4.1 Seller's Rights and Certain Obligations. During the Option Period and prior to any sale of any applicable Purchased Property to Buyer, Seller shall have, and now has, the exclusive right to (a) maintain control of each parcel of the Option Property that Seller continues to own, lease or hold by option agreement, including but not limited to, the right and obligation to manage the day-to-day operations of each parcel thereof, whether pursuant to a management agreement or direct management; (b) retain lease payments received from existing tenants and retain any and all other sources of income derived from the Option Property that continues to be held by Seller, except for any prepaid rent or security deposits allocable to Buyer hereunder with respect to any Purchased Property; and (c) pledge its interest in any parcel of the Option Property that Seller continues to hold, to a secured lender of Seller or any of its Affiliates; provided, however, that Seller (in its pledge of such parcel) shall have retained the right to satisfy that pledge by (a) substituting other collateral, equity or cash including without limitation the allocable cash portion of the Aggregate Purchase Price, (b) obtaining a release of such parcel, or (c) refinancing its debt secured by such parcel, and Seller shall in fact do so, whenever Buyer exercises its Option with respect to such pledged parcel of the Option Property and no later than ten (10) days before any closing hereunder on such Purchased Property.

         4.2 Seller's Other Obligations. During the Option Period, and prior to any sale of any applicable Purchased Property to Buyer, Seller shall (a) pay all rents due under the Travelodge Lease and Shark Club Lease; (b) exercise Seller's purchase option with respect to the Shark Club Property before such option expires, including but not limited to payment of the purchase price required thereunder; (c) not encumber the Option Property with additional liens or encumbrances (except as provided for in clause (c) of



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Section 4.1), without first obtaining the prior written consent of Buyer and
Metroplex, which consent shall not be unreasonably withheld; (d) timely pay all other carrying costs described in Section 8(a) of the Contribution Agreement with respect to Option Property that Seller continues to own, lease or hold by option agreement, including without limitation any payments due under any existing notes, deeds of trust, real estate taxes, special assessments, etc., affecting such property; and (e) consent to and sign applications for zoning changes, variance requests, submittals for planning and engineering, studies and improvements plans and other documents Buyer may reasonably request in connection with Buyer's development of the Option Property; and Seller shall do so within ten (10) Business Days after Seller receives any such document from Buyer; provided, however, that Seller shall not be required to consent to or sign any document that, if approved by any governmental authority, would adversely affect the current use of any of the Option Property then owned, leased or held under an option agreement.

         4.3 Buyer's Rights. During the Option Period, Seller shall cause Buyer to have the right to enter onto any parcel of the Option Property that Seller continues to own, lease or hold by purchase option, for purposes related to the proposed development of the Option Property, all as more particularly set forth in the Contribution Agreement and the Member Control Agreement. Buyer shall indemnify Seller against any liens imposed by agents or subcontractors of Buyer as a result of Buyer's entry on any Option Property.

         4.4 Buyer's Obligations. During the Option Period, Buyer shall communicate weekly with Seller, and conduct meetings with Seller at least monthly, to keep Seller updated with respect to the status of the development activities of Buyer and those contemplated by the Contribution Agreement; and shall do any and all necessary acts in connection therewith, as more particularly set forth in the Contribution Agreement and Member Control Agreement. Those meetings shall be held at or near the Option Property at least once in each calendar quarter.

         4.5 Incorporation of Agreements. Buyer and Seller hereby agree that the provisions of the Contribution Agreement and the Member Control Agreement are hereby incorporated herein by reference.

                                    ARTICLE 5
                                     CLOSING

         5.1 Seller's Closing Obligations. On the Closing Date, with respect to each Purchased Property, Seller shall execute and/or deliver to Buyer the following items:

             (a) Conveyance of Title. Seller shall convey its title to the Purchased Property by Quit Claim Deed or Lease Assignment, whichever is applicable, "as-is" and without title warranties, except that Seller shall remove or otherwise cure any encumbrance created by Seller or any of its Affiliates or permitted by Seller to be created by others, on or after February 18, 2000, unless such encumbrance



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         has been previously approved by Buyer in writing, and Seller is not required to remove such encumbrance under Section 1.3 or otherwise hereunder.

             (b) Improvements and Personal Property. Seller will convey the improvements and tangible personal property then in place on the Purchased Property, including without limitation any fixtures and furnishings, by a Quit Claim Deed and/or Bill of Sale stating that such improvements and tangible personal property are conveyed "as-is, where-is, with all faults" and with no warranties or representation as to the physical condition of the improvements or tangible personal property, or title of the tangible personal property, except for any encumbrance created by Seller on or after February 18, 2000, unless such encumbrance has been previously approved by Buyer in writing, and Seller is not required to remove such encumbrance hereunder.

             (c) Other Required Documents. Seller shall execute and deliver any and all (a) affidavits such as Seller's Affidavit, FIRPTA Affidavit, IRS Reporting Affidavit, etc., and (b) evidence of corporate existence and authority, as may be reasonably required by the issuer of Buyer's ALTA Title Policy, who shall close the transaction as escrow agent.

             (d) Removal of Tenants. Promptly after Seller receives an Exercise Notice with respect to a Purchased Property, Seller shall send a written notice to all existing tenants occupying that property, to the effect that it has been sold to Buyer. Seller shall also be responsible for evicting each such tenant (whether or not such tenant is holding over beyond the agreed tenancy period) and otherwise terminating each such tenancy on or before the Closing Date, at Seller's expense, unless any such tenancy and occupancy is specifically accepted by Buyer in a writing delivered to Seller by at least two (2) Business Days before the Closing Date with respect to that Purchased Property.

             (e) Leases and Estoppel Certificates. Seller shall deliver to Buyer
         (i) true and complete copies of any leases of the Purchased Property under which Seller is landlord; (ii) an estoppel letter, substantially in the form attached hereto as EXHIBIT __, from each of the tenants, if any, occupying the Purchased Property under such leases; and (ii) an estoppel letter, substantially in the form attached hereto as EXHIBIT __, from each landlord of any Purchased Property held by Seller as tenant pursuant to a lease.

         5.2 Buyer's Closing Obligations. On the Closing Date, with respect to each Purchased Property, Buyer will execute and/or deliver to Seller the following items:

             (a) Purchase Price. Payment of the Purchase Price for the Purchased Property in accordance with Section 2.4.



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             (b) Title Documents. Such affidavits, transfer certificates or other documents as may be required by law or reasonably required by the issuer of Buyer's ALTA Title Policy.

             (c) Assumption of Leases. If the Purchased Property is the Travelodge Property, Buyer shall execute and deliver a written assumption agreement of all tenant's liabilities accruing after the Closing Date with respect to the Travelodge Lease, including the obligation to pay the purchase price for the Travelodge Property, including all improvements thereon, upon any exercise of the tenant's purchase option and termination of the Travelodge Lease. Buyer shall also execute and deliver a written assumption agreement of all landlord's obligations accruing after the Closing Date with respect to any lease, sublease or signage lease under which Seller is the landlord with respect to the Purchased Property.

         5.3 Escrow Agent. The closing with respect to any Purchased Property shall be conducted through an escrow with Lawyers Title of Nevada, who shall also be the issuer of Buyer's ALTA title insurance policy.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

         6.1 Seller's Representatives and Warranties. Seller represents and warrants to Buyer and Metroplex that the following statements are true except (as to the Option Property only), as otherwise disclosed in the Preliminary Title Report:

             (a) Seller is a corporation duly organized and existing in good standing under the laws of the State of Minnesota.

             (b) Seller has the requisite power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller; and no other corporate proceedings on the part of Seller are necessary in order to permit Seller to consummate the transactions provided for in this Agreement.

             (c) neither the entry into nor the performance of, or compliance with, this Agreement (i) has resulted, or will result in any material violation of, or (ii) is or will be in conflict with, or (iii) constitutes or will constitute a default under, any partnership agreement, mortgage indenture, deed of trust, contract, financing statement, permit, judgment, decree, order, statute, rule or regulation applicable to Seller or, to the best of Seller's knowledge, the Option Property (or any portion thereof.

             (d) Neither the entry into nor the performance of, or compliance with, this Agreement (i) has resulted, or will result in any violation of, or (ii) is or will be in conflict with, or (iii) constitutes or will constitute a default under the Articles of Incorporation or by-laws of Seller.

             (e) No approval, consent, order, or authorization of or designation, registration, or declaration with, any governmental authority is required in connection with the valid execution and delivery of, and compliance with, this Agreement by Seller.

             (f) There is no material default on the part of Seller under, and no event or omission has occurred which, but for the passing of time or giving of notice, or both, would be a material default under any mortgage indenture or deed of trust affecting the Option Property (or any portion thereof) (a "Deed of Trust") on the part of Seller or, to the best of Seller's knowledge, any other party thereto. Seller shall make all payments and perform all covenants required to be paid or performed by Seller under any such Deed of Trust on or prior to the Closing Date, with respect to any Purchased Property, in accordance with the terms and provisions thereof.

             (g) To the best of Seller's knowledge, there is no condemnation proceeding pending with regard to all or part of the Option Property, and there is no such proceeding contemplated by any governmental authority.

             (h) To the best of Seller's knowledge, there is no violation of any restriction, condition or agreement contained in any instrument affecting the Option Property (or any portion thereof), that materially affects the value or operation of the Option Property (or any portion thereof).

             (i) To the best of Seller's knowledge, none of the following exist, except for the pending lawsuit between Seller (as defendant) and Polo Towers Master Association, Inc. (as plaintiff), with respect to the Polo Property and the adjoining property known as the Polo Towers:

                 (i) pending grievances or arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or other respecting awards, relating to the Option Property (or any portion thereof);

                 (ii) other pending or actual claims, charges, complaints, petitions, or unsatisfied orders, or any threat thereof, by or before any administrative agency or court respecting alleged obligations of the owner of the Option Property (or any portion thereof to); or

                      (iii) any other action, proceeding, or investigation
                 pending or threatened against or involving the Option Property (or any portion thereof).



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



             (j) To the best of Seller's knowledge, no work requested by Seller has been performed or is in progress at and no materials have been furnished at the request of Seller to the Option Property (or any portion thereof) that, though not presently the subject of, might reasonably be expected to give rise to, mechanic's, materialman's or other liens against the Option Property (or any portion thereof), except for any work requested or performed by Metroplex in contemplation of the Contribution Agreement.

             (k) To the best of Seller's knowledge, no zoning, building, or similar law, ordinance, order, or regulation is or will be violated in any material respect by the continued maintenance, operation, or use of any buildings or other improvements on the Option Property (or any portion thereof) or by the continued maintenance, operation, or use of the parking areas. To the best of Seller's knowledge, there are no material violations of any federal, state, or municipal laws, ordinances, orders, regulations, or requirements affecting any portion of the Option Property, no written notice of any such violation has been issued by any governmental authority, and no heating equipment, garbage disposal, compactor, incinerator, or other burning equipment at the Option Property violates any applicable federal, state, or municipal law, ordinance, order, regulation or requirement in any material respect.

             (l) Seller has made available to Buyer all material title commitments, reports, studies, maps, agreements, contracts, leases, surveys (and any amendment thereto) concerning the Option Property that are in the possession, or under the control, of Seller or any of its Affiliates. Buyer acknowledges that Seller has neither verified the accuracy of any information delivered hereunder, nor the qualifications of the persons preparing such information. Buyer acknowledges and agrees that Seller makes no representations or warranties, express or implied, with respect to the accuracy or completeness of the information supplied or its fitness for a particular purpose.

             (m) Seller is not and has not been a foreign person, as defined in the Internal Revenue Code of 1986, as amended (the "Code"); and Seller will deliver to Buyer at the Closing Date with respect to each parcel of Purchased Property one or more affidavit(s) made under penalty of perjury and otherwise in form and substance necessary to satisfy the requirements under the Code, relating to withholding of a portion of the Aggregate Purchase Price allocated to such parcel, which affidavits shall state the U.S. taxpayer identification number of Seller and that Seller is not a foreign person.

             (n) Seller will within fifteen (15) days after the Effective Date, disclose to Metroplex all material matters relating to the ownership and operation of the Option Property of which Seller and its Affiliates are now aware or may become aware during that period after due inquiry of their officers, employees, agents and directors.

         For purposes of this Section 6.1, Seller's knowledge (as of the Effective Date) does not include any knowledge that might be obtained by due inquiry of any person or entity. The foregoing representations and warranties shall be deemed to be made at the time of execution of this Agreement, and also again, with respect to all Option Property not already acquired by Buyer, at each Closing Date with respect to the applicable Purchased Property, and such representations and warranties shall survive for two (2) years after the last Closing Date hereunder.

         6.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller and Metroplex as follows:

             (a) Buyer is a limited liability company duly organized and existing in good standing under the laws of the State of Minnesota.

             (b) Buyer has the requisite power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Governors of Buyer; and no other proceedings on the part of Buyer are necessary in order to permit Buyer to consummate the transactions provided for in this Agreement.

             (c) Neither the entry into nor the performance of, or compliance with, this Agreement (i) has resulted, or will result in any material violation of, or (ii) is or will be in conflict with, or (iii) constitutes or will constitute a default under any partnership agreement, mortgage indenture, deed of trust, contract, financing statement, permit, judgment, decree, order, statute, rule or regulation, applicable to Buyer.

             (d) Neither the entry into nor the performance of, or compliance with, this Agreement (i) has resulted, or will result in any violation of, or (ii) is or will be in conflict with, or (iii) constitutes or will constitute a default under the Articles of Organization or by-laws of Buyer.

             (e) No approval, consent, order, or authorization of or designation, registration, or declaration with, any governmental authority is required in connection with the valid execution and delivery of, and compliance with, this Agreement by Buyer.

         The foregoing representations and warranties shall be deemed to be made at the time of execution of this Agreement, and also again, with respect to all Option Property not already acquired by Buyer, at each Closing Date with respect to the applicable Purchased Property, and such representations and warranties shall survive for two (2) years after the last Closing Date hereunder.

         6.3 Metroplex's Representations. Metroplex represents and warrants to Seller and Buyer as follows:

             (a) Metroplex is a limited liability company duly organized and existing in good standing under the laws of the State of Nevada.

             (b) Metroplex has the requisite power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the governing authority of Metroplex; and no other proceedings on the part of Metroplex are necessary in order to permit Metroplex to consummate the transactions provided for in this Agreement.

             (c) Neither the entry into nor the performance of, or compliance with, this Agreement (i) has resulted, or will result in any material violation of, or (ii) is or will be in conflict with, or (iii) constitutes or will constitute a default under any partnership agreement, mortgage indenture, deed of trust, contract, financing statement, permit, judgment, decree, order, statute, rule or regulation, applicable to Metroplex.

             (d) Neither the entry into nor the performance of, or compliance with, this Agreement (i) has resulted, or will result in any violation of, or (ii) is or will be in conflict with, or (iii) constitutes or will constitute a default under the articles or certificate of organization, operating agreement or by-laws of Metroplex.

             (e) No approval, consent, order, or authorization of or designation, registration, or declaration with, any governmental authority is required in connection with the valid execution and delivery of, and compliance with, this Agreement by Metroplex.

         The foregoing representations and warranties shall be deemed to be made at the time of execution of this Agreement, and also again, with respect to all Option Property not already acquired by Buyer, at each Closing Date with respect to the applicable Purchased Property, and such representations and warranties shall survive for two (2) years after the last Closing Date hereunder.

                                    ARTICLE 7
                                  MISCELLANEOUS

         7.1 Notice. Any and all notices and demands by any party hereto to the other party, required or desired to be given hereunder shall be in writing and shall be validly given or made if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, if made by Federal Express or other similar courier service or when served by facsimile transmission to the parties as follows:

         If to Seller:              Grand Casinos Nevada I, Inc.
                                    130 Cheshire Lane
                                    Minnetonka, MN  55305
                                    Attn:  Chief Financial Officer

         If to Buyer:               Metroplex - Lakes, LLC
                                    5710 East Tropicana
                                    Las Vegas, NV 89122
                                    Attn:  Brett Torino

         If to Metroplex:           Metroplex, LLC
                                    5710 East Tropicana
                                    Las Vegas, NV 89122
                                    Attn:  Brett Torino

         7.2 Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, excluding its laws concerning conflicts of law.

         7.3 Binding Effect/Assignment/Recording. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party may assign its rights under this Agreement prior to any Closing Date with respect to any portion of the Option Property, except as otherwise expressly permitted hereunder, without the prior written consent of the other parties.

         To the extent that this Agreement remains in effect with respect to any of the Option Property after the Contingency Period and any Cure Period, Buyer may record in the real estate records of Clark County, Nevada, a summary memorandum of its rights under this Agreement with respect to such Option Property, in a form that is first acceptable to, approved, executed and acknowledged before a notary public, in each case by Seller, and delivered to Buyer for such recording. Such approval and execution shall not be unreasonably withheld or delayed by Seller.

         To the extent that this Agreement is terminated with respect to any portion of the Option Property after any such memorandum has been recorded by Buyer, Seller may record in the real estate records of Clark County, Nevada, an instrument releasing Buyer's rights under this Agreement with respect to such portion of the Option Property, in a form that is first acceptable to, approved, executed and acknowledged before a notary public, in each case by Buyer, and delivered to Seller for such recording. Such approval and execution shall not be unreasonably withheld or delayed by Buyer.

         7.4 Buyer's Right to Cure. Seller shall notify Buyer in writing of any default by Buyer hereunder, and Buyer shall have ten (10) Business Days after Buyer's receipt of such notice to cure or otherwise remedy such default.

         7.5 Entire Agreement. This Agreement, the Contribution Agreement and the Member Control Agreement contain the entire agreement among the parties hereto. This Agreement shall not be amended except by a written agreement signed by each of the parties hereto. This Agreement shall not be terminated, except by a written agreement signed by each of the parties hereto, or as otherwise specifically provided herein.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

                                       Grand Casinos Nevada I, Inc.


                                       By
                                         -------------------------------------
                                             Its
                                                 -----------------------------

                                       METROPLEX - Lakes, LLC


                                       By
                                         -------------------------------------
                                             Its
                                                 -----------------------------

                                       METROPLEX, LLC


                                       By
                                         -------------------------------------
                                             Brett Torino, Its Managing Member